Exhibit 99.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), is made and entered into as of this 19th day of July, 2017, between S&W Seed Company, a Nevada corporation, with offices at 7108 North Fresno Street, Fresno, California 93720 (the "Company") and the investors listed on Exhibit A hereto (each, an "Investor" and together the "Investors").

This Agreement is made pursuant to the Securities Purchase Agreement, dated as of the date hereof, between the Company and the Investors (the "Purchase Agreement") in connection with the following.

W I T N E S S E T H

WHEREAS, the Company and the Investors have entered into the Purchase Agreement providing for the offer and sale of 2,685,000 shares of the Company's Common Stock (the "Shares") in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder;

WHEREAS, as an inducement to the Investors to purchase the Shares, the Company has agreed to provide the Investors with certain registration rights.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each of the Holders (as defined herein) agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

(a)    The term "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)    The term "Business Days" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

(c)    The term "Board" means the Board of Directors of the Company.

(d)    The term "Commission" means the United States Securities and Exchange Commission or any successor agency.

(e)    The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)    The term "Person" (but not "person") means any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

(g)    The term "Purchase Price" means $4.00 per Share.

(h)    The term "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any terms used in this Agreement and not defined herein shall have the meanings given such terms in the Purchase Agreement.

ARTICLE II

REGISTRATION OF COMMON STOCK; INDEMNIFICATION

Section 2.01    Registrable Securities. For the purposes of this Agreement, "Registrable Securities" means the Shares; provided that (i) any Shares of Common Stock will cease to be Registrable Securities, and (ii) the Company will not be obligated to maintain the effectiveness of the Resale Registration Statement (as defined below), and the Company's obligations under Section 2.02 hereof will cease, with respect to the Registrable Securities of a holder thereof (a "Holder") following the date on which (a) such securities have been sold or otherwise transferred by the Holder thereof pursuant to an effective registration statement; (b) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act; or (c) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144. The period of time during which the Company is required to keep the Resale Registration Statement effective is referred to as the "Effectiveness Period."

Section 2.02    Registration. Within thirty (30) days following the date hereof (the "Filing Date"), the Company shall prepare and file a resale registration statement on Form S-3 or another applicable form, if Form S-3 is not then available, registering offers and sales of Registrable Securities held by the Investors and any other Holders of Registrable Securities pursuant to Rule 415 under the Securities Act (such registration statement together with all exhibits thereto and any post-effective amendment thereto that becomes effective, the "Resale Registration Statement"); provided that at all times the Company shall use its commercially reasonable best efforts to cause the Commission to declare the Resale Registration Statement, including any post-effective amendments thereto, to be declared effective at the earliest practicable date. Notwithstanding the foregoing or anything to the contrary in this Article II, if the Company grants registration rights to one or more other holders of its Common Stock that are more favorable to such holders than the registration rights granted hereunder, with respect to underwritten offerings or otherwise, the Company and holders of a majority of the Registrable Securities hereunder shall in good faith amend this Agreement to reflect such more favorable terms as reasonably as practicable.

Section 2.03    Registration Procedures. In connection with the registration of any Registrable Securities under the Securities Act as provided in this Article II, the Company will use its best efforts to:

(a)    cause the Resale Registration Statement (and any other related registrations, qualifications or compliances as may be reasonably requested and as would permit or facilitate the sale and distribution of all Registrable Securities until the distribution thereof is complete) to become effective as soon as practicable following the filing thereof;

(b)    prepare and file with the Commission the amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith and take all other actions as may be necessary to keep the Resale Registration Statement continuously effective until the disposition of all securities in accordance with the intended methods of disposition by the Holder or Holders thereof set forth in the Resale Registration Statement will be completed, and to comply with the provisions of the Securities Act (to the extent applicable to the Company) with respect to the dispositions;

(c)    (i) at least five (5) Business Days before filing with the Commission, furnish to each Holder and its counsel (if any) copies of all documents proposed to be filed with the Commission in connection with such registration, which documents will be subject to the review and reasonable comment of such Holder and its counsel; (ii) furnish to each Holder of Registrable Securities a reasonable number of copies of the Resale Registration Statement, of each amendment and supplement thereto, and of the prospectus included in the Resale Registration Statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and the other documents (including exhibits to any of the foregoing), as the Holder may reasonably request, in order to facilitate the disposition of the Registrable Securities owned by such Holder; (iii) respond as promptly as practicable to any comments received from the Commission with respect to each Resale Registration Statement or any amendment thereto; and (iv), as promptly as reasonably possible, provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Resale Registration Statement that pertains to the Holders as "Selling Stockholders" but not any comments that would result in the disclosure to the Holders of material and non-public information concerning the Company.

(d)    register or qualify the Registrable Securities covered by the Resale Registration Statement under the securities or "blue sky" laws of the various states as any Holder reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable a Holder to consummate the disposition in such states of the Registrable Securities owned by such Holder, except that the Company will not be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this Section 2.03(d), be obligated to be qualified, or to subject itself to taxation in any jurisdiction;

(e)    provide a transfer agent and registrar for the Registrable Securities covered by the Resale Registration Statement not later than the effective date of the Resale Registration Statement;

(f)    notify the Holders promptly, and confirm such notice in writing, (i)(A) when a prospectus as contained in the Resale Registration Statement (a "Prospectus") or any Prospectus supplement or post-effective amendment has been filed, and (B) with respect to a Resale Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Resale Registration Statement or the initiation of any proceedings for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) of the existence of any fact or the happening of any event that makes any statement made in such Resale Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Resale Registration Statement, Prospectus or documents so that, in the case of the Resale Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (v) of the Company's reasonable determination that a post-effective amendment to a Resale Registration Statement would be appropriate, or (vi) of any request by the Commission or other governmental authority for amendments or supplements to a Resale Registration Statement or related Prospectus or for additional information that pertains to the Holders as "Selling Stockholders" or the "Plan of Distribution," and to promptly prepare a supplement or amendment to such Resale Registration Statement or Prospectus to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to each Holder as may reasonably be requested;

(g)    enter into customary agreements and take all other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities; and

(h)    make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Resale Registration Statement or any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible time.

Section 2.04    Rule 144. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission that at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

(b)    file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act;

(c)    so long as a Holder owns any unregistered Registrable Securities, furnish to the Holder upon any reasonable request a written statement by the Company as to its compliance with the public information requirements of Rule 144 promulgated under the Securities Act and/or the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and any other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any Registrable Securities without registration (excluding any reports or documents of the Company that the Company, in its sole discretion, deems confidential); provided that to the extent such documents and reports are available on the Commission's website, the Company shall not be required to provide the copies contemplated by this subsection (c); and

(d)    take such further action as any Holder may reasonably request to enable such Holder to sell such Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions relating to such sale pursuant to Rule 144.

Section 2.05    Registration and Selling Expenses. All expenses incurred by the Company in connection with the Company's performance of or compliance with this Article II, including, without limitation, (i) all Commission registration and filing fees, (ii) blue sky fees and expenses, (iii) all necessary printing and duplicating expenses and (iv) all fees and disbursements of counsel and accountants retained on behalf of the Company, will be paid by the Company. Each Holder may, at its election, retain its own counsel and other representatives and advisors as it chooses at its own expense, provided that the Company will pay the reasonable fees and expenses of one counsel to the Holders incurred as part of reviewing the Resale Registration Statement and any Prospectuses and amendments related thereto, in an amount not to exceed $15,000 for each Holder during the term of this Agreement.

Section 2.06    Partial Liquidated Damages. If: (i) the Resale Registration Statement is not filed on or prior to its Filing Date (if the Company files the Resale Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 2.03(c) herein, the Company shall be deemed to have not satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration of the Resale Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five (5) Business Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Resale Registration Statement will not be "reviewed" or will not be subject to further review, or (iii) prior to the effective date of a Resale Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Resale Registration Statement within eighteen (18) days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Resale Registration Statement to be declared effective; provided, however, that this clause (iii) shall not apply to comments received from the Commission staff relating to accounting issues or comments relating to one or more Holders, so long as the Company continues to use its reasonable best efforts to be in a position to fully respond to such comments as soon as practicable, or (iv) the Company fails to comply with the permitted Black-Out Periods (defined below) set forth in Section 2.07 hereof, or (v) if the Resale Registration Statement when declared effective fails to register all of the Registrable Securities, or (vi) if the Resale Registration Statement is not declared effective within one hundred and eighty (180) days of the Closing Date (any such failure or breach being referred to as an "Event", and for purposes of clauses (i) through (vi), the date on which such Event occurs, or "Event Date"), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.0% multiplied by the aggregate Purchase Price paid by such Holder for the Shares pursuant to the Purchase Agreement for each thirty (30) day period, up to an aggregate maximum of 4.0%. If the Company fails to pay any partial liquidated damages pursuant to this Section 2.06 in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event. For purposes of clarity, in the event the Company complies with the provisions set forth in clause (i) through (vi) above, the partial liquidated damages provided in this Section 2.06 shall not be assessed, provided, however, that nothing herein shall derogate from the Company's requirement in the event of a Public Information Failure to make the payment required pursuant to Section 5.7(b) of the Purchase Agreement.

Section 2.07    Inability to Use Prospectus; Black-Out Periods. Each Holder agrees that, upon receipt of any notice from the Company of (i) the happening of any event of the kind described in Sections 2.03(f)(i), 2.03(f)(ii), 2.03(f)(iii), 2.03(f)(iv), 2.03(f)(v) or 2.03(f)(vi) hereof, or (ii) a determination by the Board that it is advisable to suspend use of the Prospectus for a discrete period of time due to pending corporate developments such as negotiation of a material transaction which the Company in its sole discretion after consultation with legal counsel, determines it would be obligated to disclose in the Resale Registration Statement, which disclosure the Company believes would be premature or otherwise inadvisable at such time or would have a material adverse effect on the Company and its stockholders, such Holder will forthwith discontinue disposition of such Registrable Securities pursuant to the Resale Registration Statement or Prospectus until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.03(b) hereof, or until such Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. The period of time in which the use of a Prospectus or Resale Registration Statement is so suspended shall be referred to as a "Black-Out Period." The Company agrees to so advise such Holder promptly of the commencement and termination of any such Black-Out Period, and the Purchasers agree to keep the fact of such Black-Out Period confidential. The Company shall not impose a Black-Out Period under this Section 2.07 for more than ninety (90) consecutive days and not more than twice in any given twelve (12) month period; provided, that at least sixty (60) days must pass between Black-Out Periods, and the total aggregate length of all Black-Out periods within any twelve (12) month period shall not exceed one hundred and twenty (120) days. Notwithstanding the foregoing, the Company may suspend use of any Resale Registration Statement if the Commission's rules and regulations prohibit the Company from maintaining the effectiveness of a Resale Registration Statement because its financial statements are stale at a time when its fiscal year has ended or it has made an acquisition reportable under Item 2.01 of Form 8-K or any other similar situation until the Company's Form 10-K has been filed or a Form 8-K, including any required pro forma or historical financial statements, has been filed, respectively (provided that the Company shall use its reasonable best efforts to cure any such situation as soon as possible so that the Resale Registration Statement can be used at the earliest possible time).

Section 2.08    Certain Obligations of Holders.

(a)    As a condition to the inclusion of its Registrable Securities in the Resale Registration Statement, each Holder will furnish to the Company the information regarding the Holder as is legally required in connection with any registration, qualification or compliance referred to in this Article II.

(b)    Each Holder hereby covenants with the Company not to make any sale of the Registrable Securities pursuant to the Resale Registration Statement without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied.

(c)    Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Resale Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing the Registrable Securities, if applicable, is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with this Agreement and the Resale Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

(d)    Each Holder is hereby advised that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to sales of the Registrable Securities offered pursuant to the Resale Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Resale Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(e)    The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under Section 2.02 hereof may be assigned in whole or in part by a Holder in connection with the transfer of such Registrable Securities, provided, that: (i) the transfer of the Registrable Securities and the rights to register such Registrable Securities are affected in accordance with applicable securities laws, (ii) the transfer involves not less than fifty percent (50%) of the Shares, (iii) the Holder gives prior written notice to the Company, and (iv) the transferee agrees to comply with the terms and provisions of this Agreement in a written instrument reasonably satisfactory in form and substance to the Company and its counsel. Except as specifically permitted by this Section 2.08, the rights of a Holder with respect to Registrable Securities will not be transferable to any other Person, and any attempted transfer will cause all rights of the Holder to registration of Registrable Securities under this Article II to be forfeited, void ab initio and of no further force and effect.

(f)    With the written consent of the Company and each Holder affected or potentially affected by such proposed waiver, any provision of Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08 or 2.09 hereof may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each waiver, the Company will promptly give written notice thereof to such Holders.

Section 2.09    Indemnification.

(a)    By the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each Holder of Registrable Securities being sold, its directors, officers, employees, members, managers, partners, agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such Holder (each, an "Indemnified Person") against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses and all costs incident to investigation or preparation with respect to such losses, claims, damages, liabilities, and expenses and to reimburse such Indemnified Person for such costs as incurred) (collectively, the "Losses") caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the Resale Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company by or on behalf of such Holder in writing expressly for use therein or by such Holder's failure to deliver a copy of the Resale Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same and notified such Holder of such obligation. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees, and agents and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities being sold.

(b)    By the Investors. In connection with any registration statement in which a Holder of Registrable Securities is participating pursuant to this Agreement, each such Holder will, if requested, furnish to the Company in writing information regarding such Holder's ownership of Registrable Securities and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors, and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) the Company against all Losses caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the Resale Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished to the Company in writing by or on behalf of such Holder expressly for use therein; provided, however, that each Holder's obligation to indemnify the Company hereunder shall be apportioned between each Holder based upon the net amount received by each Holder from the sale of Registrable Securities, as compared to the total net amount received by all of the Holders of Registrable Securities sold pursuant to such registration statement, no such Holder being liable to the Company in excess of such apportionment; and provided, further that each Holder's obligation to indemnify the Company hereunder shall be apportioned between each Holder as is appropriate to reflect the relative fault of such Holder on the one hand, and of each other Holder on the other, in connection with the statements or omissions that resulted in such Losses. The relative fault of each Holder on the one hand, and each other Holder on the other, shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Holder and the parties' relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.

(c)    Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

(d)    Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or if a conflict or potential conflict of interest exists, in either of which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying party shall not, without the prior written consent of an indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity has been sought hereunder by such indemnified party unless (i) such settlement includes an unconditional release of such indemnified party in form and substance satisfactory to such indemnified party from all liability on the claims that are the subject matter of such proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e)    Jointly Indemnifiable Claims. Given that an Indemnified Person may be entitled to indemnification (a "Jointly Indemnifiable Claim") from both the Company, pursuant to this Agreement, and from any other Person, whether pursuant to applicable law, any indemnification agreement, the organizational documents of such Person or otherwise (the "Indemnitee-Related Entities"), the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnified Person in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery the Indemnified Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnified Person or the obligations of the Company hereunder. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnified Person in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Company, and the Indemnified Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 2.09(e), entitled to enforce this Section 2.09(e) against the Company as though each such Indemnitee-Related Entity were a party to this Agreement.

(f)    Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(g)    Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances, including the relative fault of such Person, in connection with the statements or omissions that resulted in Losses. The relative fault of each Person shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person and the parties' relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, each Investor and any Affiliate of any such Investor shall not be required to make a contribution in excess of the net amount received by such Investor (or its Affiliate) from the sale of Registrable Securities.

ARTICLE III

MISCELLANEOUS

Section 3.01    Inconsistent Agreements. Without the prior written consent of the Investors holding a majority of the then-outstanding Registrable Securities, the Company shall not enter into any registration rights agreement that conflicts, or is inconsistent, with the provisions of Article II hereof.

Section 3.02    Specific Performance. Each Investor and the Company acknowledge and agree that, in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. Each Investor and the Company hereby agree that, in addition to any other remedy to which any Investor may be entitled at law or in equity, each such Investor shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

Section 3.03    Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 3.04    Entire Agreement. Except for the Purchase Agreement, this Agreement (a) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein, and (b) amends and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 3.05    Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier, by electronic or facsimile transmission, or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, delivered by electronic or facsimile transmission, or telecopied, or one day after delivery to a courier for next-day delivery.

If to the Company, to:

S&W Seed Company
7108 North Fresno Street, Suite 380
Fresno, CA 93720
Attention: Chief Executive Officer and Chief Financial Officer
Fax: (559) 884-2750

Email: mgrewal@swseedco.com and mszot@swseedco.com

with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Steven M. Przesmicki
Fax: (858) 550-6420
Email: przes@cooley.com

If to an Investor or a Holder(s), to:

The address set forth under such Investor's or Holder's name on Exhibit A attached hereto.

Section 3.06    Applicable Law. The substantive laws of the State of New York shall govern the interpretation, validity, and performance of the terms of this Agreement. Each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

Section 3.07    Severability. The invalidity, illegality, or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 3.08    Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and permitted assigns, including, without limitation and without the need for an express assignment or assumption, any successor in interest to an Investor, whether by a sale of all or substantially all of its assets, merger, consolidation, or otherwise. Neither this Agreement nor the rights or obligations of any party hereunder may be assigned, except as otherwise provided in this Agreement. Any such attempted assignment in contravention of this Agreement shall be void and of no effect.

Section 3.09    No Third-Party Beneficiaries. Nothing in this Agreement creates in any Person not a party to this Agreement (other than permitted assignees and a Person indemnified pursuant to Section 2.09 hereof with respect to such indemnification rights and any Holders of the Registrable Securities with respect to the rights to which they are entitled hereunder ) any legal or equitable right, remedy or claim under this Agreement, and this Agreement is for the exclusive benefit of the parties hereto.

Section 3.10    Amendments. This Agreement may not be amended, modified, or supplemented unless such modification is in writing and signed by the Company and the Investors of the then-outstanding Registrable Securities.

Section 3.11    Waiver. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

Section 3.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

S&W SEED COMPANY

By: /s/ Matthew K. Szot
Matthew K. Szot
Executive Vice President of Finance and
Administration and Chief Financial Officer

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

INVESTOR:

Competrol International Investments Limited

By: /s/ James Sfiroudis
James Sfiroudis
Attorney-in-fact

By: /s/ Camile G. Saba
Camile G. Saba
Attorney-in-fact

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

INVESTOR:

MFP Partners, L.P.

By: MFP Investors LLC,
Its General Partner

By: /s/ Timothy E. Ladin
Timothy E. Ladin
General Counsel

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

INVESTORS:

Wynnefield Partners Small Cap Value, LP I

By: /s/ Nelson Obus
Name: Nelson Obus
Title: Managing Member

Wynnefield Partners Small Cap Value, LP

By: /s/ Nelson Obus
Name: Nelson Obus
Title: Managing Member

Wynnefield Small Cap Value Offshore Fund Ltd.

By: /s/ Nelson Obus
Name: Nelson Obus
Title: President

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

INVESTORS

Name and Address
Competrol International Investments Limited c/o Olayan America 505 Park Avenue, #11 New York, NY 10022 Facsimile: (212) 308-3654 Attention: Thomas Price Email: t.price@olayangroup.com
MFP Partners, L.P. c/o MFP Investors LLC 667 Madison Avenue, 25th Floor New York, NY 10065 Attention: Timothy E. Ladin Fax: (212) 752-7265 Email: tladin@mfpllc.com

Wynnefield Partners Small Cap Value, LP I

Wynnefield Capital, Inc.

450 Seventh Avenue, Suite 509

New York, NY 10123

Attention: Alex Liu; Stephen Zelkowicz

Fax: 212-760-0824

Email: aliu@wynnecap.com; szelkowicz@wynnecap.com

Wynnefield Partners Small Cap Value, LP

Wynnefield Capital, Inc.

450 Seventh Avenue, Suite 509

New York, NY 10123

Attention: Alex Liu; Stephen Zelkowicz

Fax: 212-760-0824

Email: aliu@wynnecap.com; szelkowicz@wynnecap.com

Wynnefield Small Cap Value Offshore Fund Ltd.

Wynnefield Capital, Inc.

450 Seventh Avenue, Suite 509

New York, NY 10123

Attention: Alex Liu; Stephen Zelkowicz

Fax: 212-760-0824

Email: aliu@wynnecap.com; szelkowicz@wynnecap.com